PROSPECTUS SUPPLEMENT
                        (To Prospectus dated February 27, 2003)

Partial Principal Protected Notes
UBS AG $22,000,000 NOTES LINKED TO THE NIKKEI 225 INDEX(Reg. TM) DUE MARCH 31, 2010


Issuer:                 UBS AG

Maturity Date:          March 31, 2010

No Interest Payments:   We will not pay you interest during the term of the Notes.

Underlying Index:       The return on the Notes is linked to the performance of the Nikkei 225
                        Index(Reg. TM) (the "Index").

Payment at              At maturity, you will receive a cash payment per $1,000 principal
Maturity:               amount of the Notes based on the Index Return.
                        + If the Index Return is positive, you will receive your principal plus
                          110% Participation Rate in the Index Return.
                        + If the Index Return is between 0% and -25%, you will receive your full principal.
                        + If the Index Return is less than -25%, you will lose 1% of your principal for each percentage point that the Index Return is below
                          -25%. For example, an Index Return of -30.5% will result in a
                          5.5% loss of principal. ACCORDINGLY, IF THE INDEX DECLINES BY MORE
                          THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.
                        See "Specific Terms of the Notes--Payment at Maturity" on page S-16.

Index Return:           Final Index Level - Initial Index Level
                        ---------------------------------------
                                 Initial Index Level
Participation Rate:     110%

Initial Index Level:    The Initial Index Level is 11,744.15, the closing level of the Index on the trade date.

Final Index Level:      The Final Index Level will be the closing level of the Index on the final valuation date.

No Listing:             The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:         UBS AG, Jersey Branch

CUSIP Number:           90261KHV5


SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                     Price to    Underwriting    Proceeds to
                      Public       Discount         UBS AG
Per Note .........     100%          3.5%            96.5
Total ............ $22,000,000     $770,000       $21,230,000

UBS INVESTMENT BANK    UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated June 24, 2004

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS. The return on the Notes is linked to the performance of the Nikkei 225 Index(Reg. TM) (the "Index"). The Notes offer partial principal protection for a decline of up to 25% in the Index. The Notes also offer 110% participation in any appreciation of the Index.

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Index Return.

+ If the Index Return is positive, you will receive your principal plus 110% Participation Rate in the Index Return.

+ If the Index Return is between 0% and -25%, you will receive your full principal.

+ If the Index Return is less than -25%, you will lose 1% of your principal for each percentage point that the Index Return is below -25%. For example an Index Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE INDEX DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

We will not pay you interest during the term of the Notes.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the opportunity for 110% participation in potential increases in the level of the Index. You will receive 110% of any Index gains at maturity.

+ PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 25% in the Index from the Initial Index Level. If the Index Return is less than -25%, you will lose 1% of your principal for each percentage point that the Index Return is below -25%.

+    MINIMUM INVESTMENT--$1,000 principal amount per Note.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

+ AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX IN EXCESS OF 25%.--If the Index Return is less than -25%, you will lose 1% of your principal for each percentage point that the Index Return is below -25%. ACCORDINGLY, IF THE INDEX DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

+ PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Index of up to 25%. You should be willing to hold your Notes to maturity.

+ MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You seek an investment with a return linked to the performance of the Nikkei 225 Index(Reg. TM).

+ You seek an investment that offers partial principal protection when the Notes are held to maturity.

+    You are willing to hold the Notes to maturity.

+    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+    You are unable or unwilling to hold the Notes to maturity.

+    You seek an investment that is 100% principal protected.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

+    You seek current income from your investments.

+    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Index Constituent Stocks. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you will generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally will be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax
Considerations--Supplemental U.S. Tax Considerations" on page S-22.

EXAMPLES

For purposes of these four examples, we assume that the Index starting level is 11,744.15.


EXAMPLE 1 -- THE INDEX RETURN IS 50%
--------------------------------------------------------------------------------
Calculation of cash payment at maturity on the Notes
----------------------------------------------------

If we assume that the Index ending level is 17,616.23, the Index Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 110% of the Index Return, as set forth below:

+ Principal amount of each Note =                           $1,000
  plus

+ Principal amount of each Note x 110% x Index Return
  $1,000 x 110% x 50% =                                     $  550
                                                            ------
                                                TOTAL:      $1,550
                                                            ======

INVESTOR RECEIVES $1,550 AT MATURITY FOR EACH NOTE (A 55% TOTAL RETURN).

Calculation of comparative return on a $1,000 direct investment in the Index
-----------------------------------------------------------------------------
+ Principal amount =                                        $1,000
  plus
+ Principal amount x Index Return
  $1,000 x 50% =                                            $  500
                                                            ------
                                                TOTAL:      $1,500
                                                            ======

INVESTOR WOULD RECEIVE $1,500 ON A $1000 DIRECT INVESTMENT IN THE INDEX (A 50% TOTAL RETURN).

EXAMPLE 2 -- THE INDEX RETURN IS 120%
--------------------------------------------------------------------------------
Calculation of cash payment at maturity on the Notes
----------------------------------------------------

If we assume that the Index ending level is 25,837.13, the Index Return would therefore be 120%. The investor would receive at maturity the principal amount plus a payment equal to 110% of the Index Return, as set forth below:

+ Principal amount of each Note =                           $1,000
  plus
+ Principal amount of each Note x 110% x Index Return
  $1,000 x 110% x 120% =                                    $1,320
                                                            ------
                                                 TOTAL:     $2,320
                                                            ======

INVESTOR RECEIVES $2,320 AT MATURITY FOR EACH NOTE (A 132% TOTAL RETURN).

Calculation of comparative return on a $1,000 direct investment in the Index
-----------------------------------------------------------------------------
+ Principal amount =                                        $1,000
  plus
+ Principal amount x Index Return
  $1,000 x 120% =                                           $1,200
                                                            ------
                                                TOTAL:      $2,200
                                                            ======

INVESTOR WOULD RECEIVE $2,200 ON A $1000 DIRECT INVESTMENT IN THE INDEX (A 120% TOTAL RETURN).


----------------------------------------------------------------------------------------------------
EXAMPLE 3 -- THE INDEX RETURN IS -20%
----------------------------------------------------------------------------------------------------
 Calculation of cash payment at maturity on the Notes
------------------------------------------------------
 If we assume that the Index ending level is 9,395.32, the Index Return would therefore be -20%.
 Since the Notes provide partial principal protection for up to a 25% decline in the Index, the investor would receive at maturity the full principal amount, as set forth below:

 Principal amount of each Note =                                                    $1,000
                                                                        TOTAL:      $1,000
                                                                                    ======

 INVESTOR RECEIVES $1,000 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

 Calculation of comparative return on a $1,000 direct investment in the Index
-------------------------------------------------------------------------------
 + Principal amount =                                                               $1,000
   plus
 + Principal amount x Index Return
   $1,000 x (-20%) =                                                                $ -200
                                                                                    ------
                                                                        TOTAL:      $  800
                                                                                    ======

 INVESTOR WOULD RECEIVE $800 ON A $1,000 DIRECT INVESTMENT IN THE INDEX (A 20% LOSS).



----------------------------------------------------------------------------------------------------
EXAMPLE 4 -- THE INDEX RETURN IS -50%
----------------------------------------------------------------------------------------------------
 Calculation of cash payment at maturity on the Notes
-----------------------------------------------------
 If we assume that the Index ending level is 5,872.08, the Index Return would therefore be -50%, which is less than -25%. The investor loses 1% of the principal amount at maturity for every percentage point the Index Return is below -25%, as set forth below:

 + Principal amount of each Note =                                                  $1,000
   plus
 + Principal amount of each (Index Return + 25%)
   $1,000 x (-50% + 25%)
            (-25%) =                                                                 -$250
                                                                                    ------
                                                                        TOTAL:      $  750
                                                                                    ======

 INVESTOR RECEIVES $750 AT MATURITY FOR EACH NOTE (A 25% LOSS).

 Calculation of comparative return on a $1,000 direct investment in the Index
-----------------------------------------------------------------------------
 + Principal amount =                                                               $1,000
   plus
 + Principal amount x Index Return
   $1,000 x (-50%) =                                                                $ -500
                                                                                    ------
                                                                        TOTAL:      $  500
                                                                                    ======

 INVESTOR WOULD RECEIVE $500 ON A $1,000 DIRECT INVESTMENT IN THE INDEX (A 50% LOSS).

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to a direct investment in the Index.

 ASSUMPTIONS:
--------------------------------------------------------------------------------
  Initial Investment:                   $1,000
  Index Starting Level                  11,744.15
  Participation Rate                    110%
  Partial Principal Protection:         -25%
  Index Performance:                    100% to -100%



-------------------------------                 -------------------------------
    PERFORMANCE OF THE INDEX                       PERFORMANCE OF THE NOTES
-------------------------------                 -------------------------------
     FINAL             INDEX                    NOTES PAYMENT          NOTES
  INDEX LEVEL         RETURN*                    AT MATURITY          RETURN*
-------------------------------                 -------------------------------
     23488              100%                        $2,100              110%
     20000               70%                        $1,773               77%
     18000               53%                        $1,586               59%
     16000               36%                        $1,399               40%
     14000               19%                        $1,211               21%
     13000               11%                        $1,118               12%
     12000                2%                        $1,024                2%
-------------------------------                 -------------------------------
  11744.15                0%                        $1,000                0%
-------------------------------                 -------------------------------
     10000              -15%                        $1,000                0%
      9000              -23%                        $1,000                0%
-------------------------------                 -------------------------------
      8808              -25%                        $1,000                0%
-------------------------------                 -------------------------------
      8000              -32%                          $931               -7%
      7000              -40%                          $846              -15%
      6000              -49%                          $761              -24%
      4000              -66%                          $591              -41%
      2000              -83%                          $420              -58%
         0             -100%                          $250              -75%
-------------------------------                 -------------------------------

* Percentages have been rounded for ease of analysis


[GRAPHIC OMITTED]

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Nikkei 225 Index(Reg. TM) (the "Index"). Investing in the Notes is NOT equivalent to a direct investment in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Index, subject to partial principal protection for declines of up to 25% in the level of the Index. The Notes are exposed to declines in the level of the Index of more than 25% from the Initial Index Level to the Final Index Level. You will lose 1% of your principal for each percentage point that the Index Return is below -25%. For example, an Index Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 75% OF THE PRINCIPAL AMOUNT OF YOUR NOTES IF THE INDEX DECLINES BY MORE THAN 25%.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX

The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the performance of the Index and held such investment for a similar period because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index increases above the Initial Index Level during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Nihon Keijei Shimbun, Inc. (the "Index Sponsor") concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or the Final Index Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the Final Index Level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. THE NOTES WILL NOT BE LISTED OR DISPLAYED ON ANY SECURITIES EXCHANGE, THE NASDAQ NATIONAL MARKET SYSTEM OR ANY ELECTRONIC COMMUNICATIONS NETWORK. UBS Securities LLC and other affiliates of

RISK FACTORS
--------------------------------------------------------------------------------

UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will not have protection for a decline in the level of the Index of up to 25%.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

+ the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index)

+    the volatility of the Japanese yen/U.S. dollar exchange rate

+    the market price of the Index Constituent Stocks

+ the dividend rate paid on Index Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Index Constituent Stocks may influence the market price of Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes)

+    interest rates in the U.S. and Japan market

+    the time remaining to the maturity of the Notes

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

+ economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally and

+    the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

The trading prices of the Index Constituent Stocks will determine the level of the Index. The historical performance of the Index does not give an indication of future performance of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Index Constituent Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX CONSTITUENT STOCKS OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-20, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index, and we

RISK FACTORS
--------------------------------------------------------------------------------

may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published and in the future expect to publish research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Index Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSOR AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below in "The Nikkei 225 Index" on page S-11) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the

RISK FACTORS
--------------------------------------------------------------------------------

calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-16 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-18. The Index Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about the Index Sponsor and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Index Sponsor.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-19. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on a day when the calculation agent will determine the Final Index Level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE FINAL INDEX LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of the Final Index Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Final Index Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Index Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Index Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-16.

THE INDEX RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN THE JAPANESE YEN/U.S. DOLLAR EXCHANGE RATE

Although the Index Constituent Stocks are traded in Japanese yen and the Notes, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. Changes in exchange rates, however,

RISK FACTORS
--------------------------------------------------------------------------------

may reflect changes in the Japanese economy that in turn may affect the Index Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Index Return for the Index. See "Specific Terms of the Notes--Payment at Maturity" on page S-28.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE JAPANESE SECURITIES MARKETS

The Index Constituent Stocks have been issued by Japanese companies. An investment in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The Japanese economy has been troubled by negative or low rates of growth for many years. Many Japanese stocks have performed poorly over an extended period.

CHANGES IN THE VOLATILITY OF THE JAPANESE YEN/U.S. DOLLAR EXCHANGE RATE, AND THE CORRELATION BETWEEN THAT RATE AND THE LEVEL OF THE INDEX ARE LIKELY TO AFFECT THE MARKET VALUE OF THE NOTES

The Japanese yen/U.S. dollar exchange rate refers to a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. This exchange rate reflects the amount of Japanese yen that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the Japanese yen. The volatility of the Japanese yen/U.S. dollar exchange rate refers to the size and frequency of changes in that exchange rate. Because the Notes are payable in U.S. dollars, the volatility of the Japanese yen/U.S. dollar exchange rate could affect the market value of the Notes. The correlation between the Japanese yen/U.S. dollar exchange rate and the level of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the Japanese yen/U.S. dollar exchange rate and the percentage changes in the level of the Index could affect the value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-2, "Supplemental Tax Considerations" on page S-22, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------

THE NIKKEI 225 INDEX

All information in this prospectus supplement regarding the Nikkei 225 Index(Reg. TM) (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by Nihon Keizai Shimbun, Inc. or any of its affiliates (the "Index Sponsor"). The Index Sponsor owns the copyright and all other rights to the Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

The Index is a stock index calculated, published and disseminated by the Index Sponsor that measures the composite price performance of selected Japanese stocks. The Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE"), and represents a broad crosssection of Japanese industry. All 225 Index Constituent Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Index is a modified, price-weighted index. Each stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer. The Index Sponsor calculates the Index by multiplying the per-share price of each Index Constituent Stock in the Index (each such stock, a "Index Constituent Stock") by the corresponding weighting factor for that Index Constituent Stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 22.707 as of August 1, 2003 and is subject to periodic adjustments as described below. The weighting factor for each Index Constituent Stock is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each Index Constituent Stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Index Constituent Stock that are included in one trading unit of the Index. The stock prices used in the calculation of the Index are those reported by a primary market for the Index Constituent Stocks, which is currently the TSE. The level of the Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Index in the event of certain changes affecting the Index Constituent Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Index Constituent Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Index immediately after the change, will equal the level of the Index immediately prior to the change.

THE NIKKEI 225 INDEX
--------------------------------------------------------------------------------

Index Constituent Stocks may be deleted or added by the Index Sponsor. However, to maintain continuity in the Index, the policy of the Index Sponsor is generally not to alter the composition of the Index Constituent Stocks except when a Index Constituent Stock is deleted in accordance with the following criteria.

Any Index Constituent Stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Index Constituent Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the Index Constituent Stock to the "Kanri Post" (Post for stocks under supervision); transfer of the stock to the "Seiri Post" (the Liquidation Post); or transfer of the Nikkei Index Stock to the Second Section of the TSE. In addition, Nikkei Index Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Index Sponsor. Upon deletion of a Index Constituent Stock from the Index Constituent Stocks, the Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted Index Constituent Stock. Until such replacement, the Index will be calculated with the Index Constituent Stocks less the deleted Index Constituent Stock.

A list of the issuers of the Index Constituent Stocks is available from the NKS Economic Electronic Databank System and from the Index Sponsor directly. The Index Sponsor may delete, add or substitute any stock underlying the Index.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours for TSE-listed stocks are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to time zone differences, on any normal trading day the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special offer quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Index may be limited by price limitations, special quotes or by suspension of trading on Index Constituent Stocks, and these limitations may, in turn, adversely affect the value of the Notes.

THE NIKKEI 225 INDEX
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE NIKKEI 225 INDEX

The following graph sets forth the historical performance of the Nikkei 225 Index from April 1, 1985 through 3:00 p.m. (Tokyo time) on June 24, 2004.


              Date          S&P 500 Index

           30-Apr-85          12426.29
           31-May-85          12758.46
           28-Jun-85          12882.09
           31-Jul-85          12232.27
           30-Aug-85          12713.15
           30-Sep-85          12700.11
           31-Oct-85          12936.47
           29-Nov-85          12763.27
           31-Dec-85          13113.32
           31-Jan-86          13024.30
           28-Feb-86          13640.83
           31-Mar-86          15859.75
           30-Apr-86          15825.50
           30-May-86          16670.77
           30-Jun-86          17654.19
           31-Jul-86          17509.71
           29-Aug-86          18533.68
           30-Sep-86          17852.86
           31-Oct-86          16910.63
           28-Nov-86          18083.02
           31-Dec-86          18701.30
           30-Jan-87          20048.35
           27-Feb-87          20421.66
           31-Mar-87          21566.66
           30-Apr-87          23274.83
           29-May-87          24772.39
           30-Jun-87          24176.40
           31-Jul-87          24488.11
           31-Aug-87          26029.22
           30-Sep-87          26010.88
           30-Oct-87          22765.04
           30-Nov-87          22686.78
           31-Dec-87          21564.00
           29-Jan-88          23622.32
           29-Feb-88          25242.81
           31-Mar-88          26260.26
           29-Apr-88          27434.12
           31-May-88          27416.70
           30-Jun-88          27769.40
           29-Jul-88          27911.63
           31-Aug-88          27365.95
           30-Sep-88          27923.67
           31-Oct-88          27982.54
           30-Nov-88          29578.90
           30-Dec-88          30159.00
           31-Jan-89          31581.30
           28-Feb-89          31985.60
           31-Mar-89          32838.68
           28-Apr-89          33713.35
           31-May-89          34266.75
           30-Jun-89          32948.69
           31-Jul-89          34953.87
           31-Aug-89          34431.20
           29-Sep-89          35636.76
           31-Oct-89          35549.44
           30-Nov-89          37268.79
           29-Dec-89          38915.87
           31-Jan-90          37188.95
           28-Feb-90          34591.99
           30-Mar-90          29980.45
           30-Apr-90          29584.80
           31-May-90          33130.80
           29-Jun-90          31940.24
           31-Jul-90          31035.66
           31-Aug-90          25978.37
           28-Sep-90          20983.50
           31-Oct-90          25194.10
           30-Nov-90          22454.63
           31-Dec-90          23848.71
           31-Jan-91          23293.14
           28-Feb-91          26409.22
           29-Mar-91          26292.04
           30-Apr-91          26111.25
           31-May-91          25789.62
           28-Jun-91          23290.96
           31-Jul-91          24120.75
           30-Aug-91          22335.87
           30-Sep-91          23916.44
           31-Oct-91          25222.28
           29-Nov-91          22687.35
           31-Dec-91          22983.77
           31-Jan-92          22023.05
           28-Feb-92          21338.81
           31-Mar-92          19345.95
           30-Apr-92          17390.71
           29-May-92          18347.75
           30-Jun-92          15951.73
           31-Jul-92          15910.28
           31-Aug-92          18061.12
           30-Sep-92          17399.08
           30-Oct-92          16767.40
           30-Nov-92          17683.65
           31-Dec-92          16924.95
           29-Jan-93          17023.78
           26-Feb-93          16953.35
           31-Mar-93          18591.45
           30-Apr-93          20919.18
           31-May-93          20552.35
           30-Jun-93          19590.00
           30-Jul-93          20380.14
           31-Aug-93          21026.60
           30-Sep-93          20105.71
           29-Oct-93          19702.97
           30-Nov-93          16406.54
           31-Dec-93          17417.24
           31-Jan-94          20229.12
           28-Feb-94          19997.20
           31-Mar-94          19111.92
           29-Apr-94          19725.25
           31-May-94          20973.59
           30-Jun-94          20643.93
           29-Jul-94          20449.39
           31-Aug-94          20628.53
           30-Sep-94          19563.81
           31-Oct-94          19989.60
           30-Nov-94          19075.62
           30-Dec-94          19723.06
           31-Jan-95          18649.82
           28-Feb-95          17053.43
           31-Mar-95          16139.95
           28-Apr-95          16806.75
           31-May-95          15436.79
           30-Jun-95          14517.40
           31-Jul-95          16677.53
           31-Aug-95          18117.22
           29-Sep-95          17913.06
           31-Oct-95          17654.64
           30-Nov-95          18744.42
           29-Dec-95          19868.15
           31-Jan-96          20812.74
           29-Feb-96          20125.37
           29-Mar-96          21406.85
           30-Apr-96          22041.30
           31-May-96          21956.19
           28-Jun-96          22530.75
           31-Jul-96          20692.83
           30-Aug-96          20166.90
           30-Sep-96          21556.40
           31-Oct-96          20466.86
           29-Nov-96          21020.36
           31-Dec-96          19361.35
           31-Jan-97          18330.01
           28-Feb-97          18557.00
           31-Mar-97          18003.40
           30-Apr-97          19151.12
           30-May-97          20068.81
           30-Jun-97          20604.96
           31-Jul-97          20331.43
           29-Aug-97          18229.42
           30-Sep-97          17887.71
           31-Oct-97          16458.94
           28-Nov-97          16636.26
           31-Dec-97          15258.74
           30-Jan-98          16628.47
           27-Feb-98          16831.67
           31-Mar-98          16527.17
           30-Apr-98          15641.26
           29-May-98          15670.78
           30-Jun-98          15830.27
           31-Jul-98          16378.97
           31-Aug-98          14107.89
           30-Sep-98          13406.39
           30-Oct-98          13564.51
           30-Nov-98          14883.70
           31-Dec-98          13842.17
           29-Jan-99          14499.25
           26-Feb-99          14367.54
           31-Mar-99          15836.59
           30-Apr-99          16701.53
           31-May-99          16111.65
           30-Jun-99          17529.74
           30-Jul-99          17861.86
           31-Aug-99          17436.56
           30-Sep-99          17605.46
           29-Oct-99          17942.08
           30-Nov-99          18558.23
           31-Dec-99          18934.34
           31-Jan-00          19539.70
           29-Feb-00          19959.52
           31-Mar-00          20337.32
           28-Apr-00          17973.70
           31-May-00          16332.45
           30-Jun-00          17411.05
           31-Jul-00          15727.49
           31-Aug-00          16861.26
           29-Sep-00          15747.26
           31-Oct-00          14539.60
           30-Nov-00          14648.51
           29-Dec-00          13785.69
           31-Jan-01          13843.55
           28-Feb-01          12883.54
           30-Mar-01          12999.70
           30-Apr-01          13934.32
           31-May-01          13262.14
           29-Jun-01          12969.05
           31-Jul-01          11860.77
           31-Aug-01          10713.51
             9/28/01           9774.68
            10/31/01          10366.34
            11/30/01          10697.44
            12/31/01          10542.62
             1/31/02           9997.80
             2/28/02          10587.83
             3/31/02          11024.94
             4/30/02          11492.54
             5/31/02          11763.70
             6/30/02          10621.84
             7/31/02           9877.94
             8/30/02           9619.30
             9/30/02           9383.29
            10/31/02           8640.48
            11/29/02           9215.56
            12/31/02           8578.95
             1/31/03           8339.94
             2/28/03           8363.04
             3/31/03           7972.71
             4/30/03           7831.42
             5/30/03           8424.51
             6/30/03           9083.11
             7/31/03           9563.21
             8/29/03          10343.55
             9/30/03          10219.05
            10/31/03          10559.59
            11/28/03          10100.57
            12/31/03          10676.64
             1/30/04          10783.61
             2/27/04          11041.92
             3/31/04          11715.39
             4/30/04          11761.79
             5/27/04             11166
             6/24/04          11744.15


[GRAPHIC OMITTED]



Source: Bloomberg L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the Index Sponsor; the only relationship between the Index Sponsor and us is the licensing of the use of the Index and trademarks relating to the Index.

The Index Sponsor is under no obligation to continue the calculation and dissemination of the Index. The Notes are not sponsored, endorsed, sold or promoted by the Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Index to track general stock market performance.

The Index Sponsor determines, composes and calculates the Index without regard to the Notes. The Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the Index. The Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any initial Index starting level or Index ending level or any amount payable upon maturity of the Notes.

THE INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 INDEX(Reg. TM) OR ANY DATA INCLUDED IN THE NIKKEI 225 INDEX(Reg.
TM). THE INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Index Return.

+ If the Index Return is positive, you will receive your principal plus 110% of the Index Return.

+ If the Index Return is between 0% and -25%, you will receive your full principal.

+ If the Index Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -25%. For example, an Index Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE INDEX DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

The Index Return is the difference between the Initial Index Level and the Final Index Level, expressed as a percentage of the Initial Index Level, calculated as follows:

    Index Return = Final Index Level - Initial Index Level
                   ---------------------------------------
                              Initial Index Level

The Initial Index Level is 11,744.15 and the Final Index Level will be the closing level of the Index on the final valuation date.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-15.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, the volatility of the Japanese yen/U.S. dollar exchange rate, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the Nikkei 225 Index(Reg. TM).

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Index Return.

+ If the Index Return is positive, you will receive your principal plus 110% Participation Rate in the Index Return. In this case, the payment at maturity will be calculated as follows:

      $1,000 + ($1,000 x (Participation Rate x Index Return)).

+ If the Index Return is between 0% and -25%, you will receive your full principal.

+ If the Index Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -25%. For example, an Index Return of -30.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

      $1,000 + $1,000 x (Index Return + 25%)

IF THE INDEX DECLINES BY MORE THAN 25% YOU WILL LOSE SOME OF YOUR PRINCIPAL.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The Index Return is the difference between the Final Index Level and the Initial Index Level, expressed as a percentage of the Initial Index Level, calculated as follows:


    Index Return = Final Index Level - Initial Index Level
                   ---------------------------------------
                           Initial Index Level

where the Initial Index Level equals 11,744.15 and the Final Index Level will be the closing level of the Index on the final valuation date.

MATURITY DATE

The maturity date will be March 31, 2010, unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be March 24, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Final Index Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Final Index Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Final Index Level be postponed by more than ten business days.

If the determination of the Final Index Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Index Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Index Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ the Index is not published, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+    no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If the Index Sponsor discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Final Index Level and the amount payable at maturity by reference to such successor index.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index have been changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Final Index Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Final Index Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Final Index Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Final Index Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Index Constituent Stocks or the Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+    acquire or dispose of securities of the issuers of Index Constituent
     Stocks,

+ acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks,

+ acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

+    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the Japanese equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2004                 CHF          USD
-----------------------------------------------------
                                      (IN MILLIONS)
Debt
 Debt issued(1) ..............   166,866      131,722
                                 -------     --------
 Total Debt ..................   166,866      131,722
Minority Interest(2) .........     4,606        3,635
Shareholders' Equity .........    37,602       29,679
                                 -------     --------
Total capitalization .........   209,094      165,036
                                 =======     ========

--------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.78929.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Index Constituent Stocks and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under
Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you hold Notes as a private individual and are resident for tax purposes in Switzerland, you should consult with your own tax advisor. We expect that your investment in Notes will be treated, for Swiss income tax purposes, as a holding of index certificate on stocks. Hence, you should be able to treat any gains or losses realized upon the sale, redemption or repayment of Notes as tax-free capital gains or non-deductible losses, respectively, unless you are qualified as a professional dealer of securities. If you are a corporate investor or an individual who holds Notes as business property, you will have to include any gains or losses realized in respect of the Notes in your taxable income.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. (formerly known as UBS PaineWebber Inc.) and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 3% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

----------------------------------------------------------------
PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .................    S-1
Risk Factors ..................................    S-6
The Nikkei 225 Index(Reg. TM) .................    S-11
Valuation of the Notes ........................    S-14
Specific Terms of the Notes ...................    S-15
Use of Proceeds and Hedging ...................    S-20
Capitalization of UBS .........................    S-21
Supplemental Tax Considerations ...............    S-22
ERISA Considerations ..........................    S-24
Supplemental Plan of Distribution .............    S-25
PROSPECTUS
Introduction ..................................    3
Cautionary Note Regarding Forward-
   Looking Information ........................    5
Incorporation of Information About
   UBS AG .....................................    7
Where You Can Find More
   Information ................................    7
Presentation of Financial Information .........    8
Limitations on Enforcement of U.S.
   Laws Against UBS AG, Its
   Management and Others ......................    9
Capitalization of UBS .........................    9
UBS ...........................................   10
Use of Proceeds ...............................   12
Description of Debt Securities We May
   Offer ......................................   13
Description of Warrants We May Offer ..........   35
Legal Ownership and Book-Entry
   Issuance ...................................   52
Considerations Relating to Indexed
   Securities .................................   58
Considerations Relating to Securities
   Denominated or Payable in or Linked to
   a Non-U.S. Dollar Currency .................   61
U.S. Tax Considerations .......................   64
Tax Considerations Under the Laws of
   Switzerland ................................   75
ERISA Considerations ..........................   77
Plan of Distribution ..........................   78
Validity of the Securities ....................   81
Experts .......................................   81


[GRAPHIC OMITTED]



PARTIAL

PRINCIPAL
PROTECTED
NOTES


UBS AG $22,000,000 NOTES
LINKED TO THE NIKKEI 225 INDEX(Reg. TM)
DUE MARCH 31, 2010




PROSPECTUS SUPPLEMENT


JUNE 24, 2004
(TO PROSPECTUS DATED FEBRUARY 27, 2003)









UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.